Exhibit 99.2

Hey everyone.

I’ve got some exciting news to share with you today. We’re partnering with WHP Global to create a joint venture to own Lands’ End’s intellectual property.

I encourage you to read the press release we issued this morning for more details about the JV structure and how it works.

This announcement also marks the conclusion of our Board’s strategic review process. After carefully looking at all our options, the Board is confident this is the path that will maximize value for our stockholders.

For those who haven’t heard of WHP Global – they’re a leading brand management firm with a proven track record of building and growing consumer brands.

Their portfolio includes iconic names like Vera Wang, Rag & Bone, and Bonobos. Together, these brands generate over $8 billion in annual retail sales across more than 80 countries.

And here’s the best part: they see the same potential in Lands’ End that we do.

So what does this actually mean for us?

This partnership will build on our successful licensing business, allowing us to further accelerate our growth into new channels, categories and geographies.

With WHP Global’s resources and expertise, we’ll have even greater opportunities to innovate, grow, and deliver exceptional products and experiences to our customers.

This partnership will also significantly strengthen our balance sheet.

This stronger financial position gives us the flexibility to invest in what really matters: growing our business and serving our customers even better.

I know change can feel uncertain, so let me be crystal clear: nothing changes in terms of your role. Our offices and DCs will operate normally. And we’ll continue to operate as a publicly traded company.

It’s business as usual, and we expect to close the deal sometime in the first half of 2026. Lands’ End and WHP will remain separate and independent companies.

This announcement is a reflection of what all of you have helped build. The innovative products, the customer loyalty, the trust that schools and businesses place in us – all of that is what made this partnership possible. We should all be very proud of that.

Let me put this in perspective. We sold half of our licensing business to WHP for $300 million – that’s double the revenue that business generates. It shows we’ve been great stewards of Lands’ End, finding ways to drive value while always putting the customer first.

I’m genuinely excited about this new chapter. This partnership gives us the resources and the runway to take Lands’ End to places we’ve been working toward for years.

Thanks for everything you do, and thanks for being part of this journey.

Cautionary Notes on Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding the proposed transactions by and among Lands’ End, Inc. (the “Company”), Lands’ End Direct Merchants, Inc., a wholly owned subsidiary of the Company (together with the Company, “Sellers”), WH Borrower, LLC (“WHP Borrower”), WHP Topco, L.P. (“WHP Topco”), LEWHP LLC, a wholly owned indirect subsidiary of WHP Topco (“WHP”) and a newly formed Delaware limited liability company and wholly owned subsidiary of Sellers (“IPCo”) (the “Transactions”). These forward-looking statements generally are identified by the words “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely,” “targeting” or the negative version of these words or comparable words. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the Transactions, the ability of the parties to complete the Transactions, the expected benefits of the Transactions, including future financial and operating results and strategic benefits, and any assumptions underlying any of the foregoing, are forward looking statements.

These forward-looking statements are based on beliefs and assumptions made by the Company’s management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. These forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if the Company management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.  Important factors that could cause actual results to differ materially from those described in this communication include, among others:

•	uncertainties as to the timing of the tender offer and the other Transactions;

•	uncertainties as to how many of the Company’s stockholders will tender their stock in the offer;

•	the possibility that one or more closing conditions for the Transactions may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the Transactions (or only grant approval subject to adverse conditions or limitations), may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of the Company may not be obtained;

•	the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any;

•	the risk that the Transactions may not be completed on the terms or in the time frame expected by the Company or at all;

•	unexpected costs, charges or expenses resulting from the Transactions;

•	uncertainty of the expected financial performance of IPCo following completion of the Transactions;

•	the effects that a termination of the Membership Interest Purchase Agreement may have on the Company, including the possibility that there could be fluctuations in the trading price of the Company’s common stock as a result of the announcement, pendency or consummation of the Transactions;

•	risks related to the Company’s ability to realize the anticipated benefits of the Transactions, including the possibility that the expected benefits from the Transactions will not be realized or will not be realized within the expected time period;

•	the ability of IPCo to implement its business strategy;

•	the effects of the Transactions on relationships with employees, other business partners or governmental entities;

•	negative effects of this announcement, the pendency or the consummation of the Transactions on the market price of the Company’s common stock and/or the Company’s operating results, including current or future business;

•	risks associated with potential significant volatility and fluctuations in the market price of the Company’s common stock;

•	significant transaction costs;

•	risks relating to the occurrence of an IPO, change of control or significant asset sale of WHP Topco (an “exchange event”), which is out of the Company and its stockholders’ control, to realize value from the Company’s exchange rights, and the possibility that such exchange event may never occur, or if it does occur, the possibility that it occurs on unfavorable terms, including economic terms;

•	the possibility that one or more of the agreements governing the Transactions may contain provisions that are difficult to enforce and the possibility of legal disputes between Sellers and WHP Topco and its affiliates that could delay realization of the full benefits of the Transactions;

•	the possibility that any exchange event could be structured in a manner and on terms and conditions that are disadvantageous to the Company and its stockholders;

•	the possibility that the contribution of the Company’s intellectual property into IPCo may not achieve the anticipated results, particularly if such intellectual property is not monetized effectively;

•	the risk that WHP’s past performance may not be representative of future results;

•	uncertainties relating to IPCo’s ability to maintain the Company’s brand name and image with customers;

•	uncertainties relating to IPCo’s ability to respond to changing consumer preferences, identify and interpret consumer trends, and successfully market new products;

•	uncertainties regarding the Company’s and IPCo’s focus, strategic plans and other management actions;

•	the risk that stockholder litigation in connection with the Transactions or other litigation, settlements or investigations may affect the timing or occurrence of the Transactions or result in significant costs of defense, indemnification and liability;

•	the occurrence of any event that could give rise to termination of the Transactions;

•	risks related to the disruption of management time from ongoing business operations due to the pendency of the Transactions, or other effects of the pendency of the Transactions on the relationship of any of the parties to the transaction with their employees, customers, suppliers, or other counterparties;

•	global economic, political, legislative, regulatory and market conditions (including competitive pressures), evolving legal, regulatory and tax regimes, including the effects of tariffs, inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail market in the United States and around the world and the impact of war and other conflicts around the world; and

•	other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and subsequent Quarterly Reports on Form 10-Q.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that WHP or the Company will file with the SEC. A solicitation and an offer to buy shares of the Company will be made only pursuant to an offer to purchase and related materials that WHP intends to file with the SEC. At the time the tender offer is commenced, WHP will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S SECURITY HOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Lands’ End at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting WHP, Lands’ End or the information agent for the tender offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Lands’ End may be obtained at no charge on Lands’ End internet website at www.landsend.com or by contacting Lands’ End at Legal Department, 5 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: Secretary. Copies of the documents filed with the SEC by WHP may be obtained at no charge by contacting WHP at 530 Fifth Avenue, 12th Floor, New York, New York 10036.